As filed with the Securities and Exchange Commission on May 15, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERADATA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	75-3236470
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

17095 Via Del Campo
San Diego, California 92127
(Address of Principal Executive Offices and Zip Code)

TERADATA NEW EMPLOYEE STOCK INDUCEMENT PLAN
TERADATA INCENTIVE STOCK PURCHASE PLAN
RESTRICTED SHARE UNIT AGREEMENT
INDUCEMENT GRANTS
(Full title of plan)

Margaret A. Treese
Chief Legal Officer and Secretary
Teradata Corporation
17095 Via Del Campo
San Diego, California 92127
(Name and address of agent for service)

(866) 548-8348
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-8 (Registration No. 333-238886) (the “Registration Statement”) previously filed with the Securities and Exchange Commission by Teradata Corporation, a Delaware corporation (the “Company”), with respect to 2,235,000 shares of common stock, $0.01 par value per share (“Common Stock”), of the Company that might be offered and sold pursuant to the Teradata New Employee Stock Inducement Plan, the Teradata Incentive Stock Purchase Plan and certain Restricted Share Unit Agreement Inducement Grants (collectively, the “Plans and Grants”). No further shares of the Company’s Common Stock may be issued pursuant to the Plans and Grants and the offering registered under the Registration Statement therefore has been terminated. This Post-Effective Amendment is being filed pursuant to the undertaking contained in the Registration Statement to withdraw and remove from registration the 903,255 shares of Common Stock that remain unsold and unissued under the Plans and Grants previously registered by the Company pursuant to the Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, and State of California, on the 15th day of May, 2025.

    TERADATA CORPORATION

    By: /s/ Margaret A. Treese
Margaret A. Treese
Chief Legal Officer and Secretary

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